NEWS RELEASE
FOR RELEASE ON OR AFTER: February 4, 2009
FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
David A. Barta Vice President, Chief Financial Officer 608-361-7405

Page 1

REGAL BELOIT REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS

·	2008 Net Sales, Net Income and EPS Reach Record Levels
·	Successful Integration of 2007 Acquisitions
·	Launched a Record Number of New Products in 2008
·	Strong Balance Sheet and Ample Liquidity Heading into 2009

February 4, 2009 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the fourth quarter and fiscal year ended December 27, 2008.  Net sales of $483.0 million increased 1.7% as compared to the $474.7 million reported for the fourth quarter of 2007.  Diluted earnings per share were $0.67 as compared to $0.71 for the fourth quarter of 2007.  For the full year of 2008, sales reached a record $2.246 billion as compared to $1.802 billion for 2007.  Full year diluted earnings per share were $3.87 per share as compared to $3.49 per share for 2007.

“We are very pleased to report another record year for the Company.  This is clearly proof of our ability to adapt to a changing environment through improved operating efficiencies and the introduction of a record number of new products in 2008,” commented Henry Knueppel, Chairman and Chief Executive Officer, “Our results were achieved despite unprecedented raw material inflation, a depressed HVAC market throughout the year, and deteriorating industrial and commercial markets late in 2008.”

Sales for the fourth quarter of $483.0 million were 1.7% above the $474.7 million reported for the fourth quarter of 2007.  Sales for the fourth quarter included $38.2 million of sales attributable to the Hwada acquisition completed in April of 2008, the Dutchi acquisition completed in October of 2008 and the Alstom acquisition completed in November 2007.  Sales for the Electrical segment increased 2.6% as compared to the comparable period of 2007, including the results from the acquisitions mentioned above.  Sales for the HVACR products decreased 7.8% for the quarter.  Sales of commercial and industrial motors decreased 5.6% and sales of electric generators increased 13.2%.  Sales in the Mechanical segment decreased 4.1%.

From a geographic perspective, sales outside the United States were 28.9% of total sales for the quarter as compared to 25.2% in the fourth quarter of 2007. The negative impact of foreign currency exchange rate changes decreased total sales by 2.2%.   From an energy efficiency standpoint, sales of high efficiency products increased 12.8% from the fourth quarter of 2007 and represented 11.7% of total sales for the quarter. The gross profit margin for the fourth quarter of 2008 was 23.7%, which was 150 basis points above the gross profit margin in the fourth quarter of 2007, primarily driven by our focus on Lean Six Sigma, other productivity improvements and the margin gain from the higher mix of more energy efficient products.  While material inflation exceeded the impact of price increases, strong productivity results more than offset the price - inflation shortfall.

Regal Beloit Corporation
News Release

Income from operations was $39.6 million or 8.2% of sales as compared to the $45.3 million or 9.5% of sales reported for the fourth quarter of 2007.  The operating margins were impacted by the businesses acquired in 2008, which operated at lower margins and an increase in operating expenses.  Included in operating expense was approximately $5.0 million of additional expense related to reserves for certain discrete customer receivables and impairment of certain fixed assets. Operating expenses increased approximately $5.2 million as a result of the 2007 Alstom and 2008 acquisitions.  Net income in the fourth quarter of 2008 was $21.4 million as compared to the $24.0 million reported in the fourth quarter of 2007.  Diluted earnings per share were $0.67 versus the $0.71 reported in the fourth quarter of 2007.

For the full year ended December 27, 2008, net sales increased 24.6% to a record $2.246 billion from $1.802 billion in 2007.  Full year 2008 sales included $404.5 million of incremental sales from the businesses acquired in 2007 and 2008.  The gross profit margin decreased 60 basis points to 22.3% for the full year.   While margins were favorably impacted by the Company’s Lean Six Sigma and productivity initiatives, the impact of raw material inflation net of product price actions decreased margins on an overall basis.   Income from operations was $230.4 million or 10.3% of sales as compared to the $206.1 million or 11.4% of sales reported for fiscal year 2007, reflecting the impact of the price-inflation gap and the lower overall margin contribution from the acquired businesses.  Net income for fiscal 2008 was $128.6 million as compared to $118.3 million reported for fiscal 2007.  Diluted earnings per share were $3.87, an increase of 10.9% over the $3.49 reported in 2007.

The Company ended the year with total debt of $576.5 million as compared to $564.3 million at the end of 2007.  The primary debt covenant for the Company is Debt-to-EBITDA which ended the year at approximately 2.0, which is well within the limit of 3.75.

“While the fourth quarter started on a positive note with a relatively strong sales performance in October, the global economic issues became apparent as we moved into November and December. Although we will be facing significant business challenges in 2009, we are well positioned with our strong balance sheet and our adherence to maintaining operational efficiency to meet those challenges.  These will continue to serve as powerful drivers in the Company’s long-term growth and profitability goals,” continued Henry Knueppel, Chairman and Chief Executive Officer.

“Due to the impending headwinds in the sales environment, we are continuing to aggressively address our production rates, cost structure and inventory levels.  We are adjusting our workforce and are accelerating productivity and plant restructuring projects.  Raw material costs will provide some relief as the year progresses; however, this will be substantially muted in the first half as a result of commodity hedges.  Given these situations and the normal seasonality of our business, we are estimating first quarter earnings per share to be in the range of $0.38 to $0.46 and sequential improvement as we move through the year,” concluded Henry Knueppel, Chairman and Chief Executive Officer.

Regal Beloit Corporation
News Release

The guidance for the first quarter includes the impact of the change in accounting for the Company’s convertible senior subordinated notes as prescribed in APB 14-1.  This impact will be a non-cash interest charge in the amount of $1.4 million. The comparable amount for 2008 would have been $1.6 million.  This will be further highlighted in the Company’s annual report on Form 10-K when filed with the Securities and Exchange Commission.

Regal Beloit will be holding a conference call pertaining to this news release at 10:30 AM CT (11:30 AM ET) on Thursday, February 5.  Interested parties should call 866-394-7807, referencing Regal Beloit conference ID 83558992.  International callers should call 763-488-9117 using the same conference ID.  A replay of the call will be available through February 19, 2009 at 800-642-1687, conference ID 83558992.  International callers should call 706-645-9291 using the same conference ID.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit Corporation is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.

CAUTIONARY STATEMENT

This Quarterly Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

·
economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

·	unanticipated fluctuations in commodity prices and raw material costs;
·	cyclical downturns affecting the global market for capital goods;
·	unexpected issues and costs arising from the integration of acquired companies and businesses;
·	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
·	the impact of capital market transactions that we may effect;
·	the availability and effectiveness of our information technology systems;
·	unanticipated costs associated with litigation matters;
·	actions taken by our competitors;
·	difficulties in staffing and managing foreign operations; and
·
other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 27, 2008 and from time to time in our reports filed with U.S. Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this Form 10-K are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form10-K filed on February 27, 2008.

Regal Beloit Corporation
News Release

STATEMENTS OF INCOME
In Thousands of Dollars

	(Unaudited)
	Three Months Ended		Fiscal Year Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Net Sales	$482,983	$474,682	$2,246,249	$1,802,497

Cost of Sales	368,376	369,146	1,745,569	1,389,144

Gross Profit	114,607	105,536	500,680	413,353

Operating Expenses	75,016	60,237	270,249	207,293

Income From Operations	39,591	45,299	230,431	206,060

Interest Expense	6,260	7,449	27,709	22,056

Interest Income	146	238	1,479	933

Income Before Taxes & Minority Interest	33,477	38,088	204,201	184,937

Provision For Income Taxes	11,399	13,382	72,225	63,683

Income Before Minority Interest	22,078	24,706	131,976	121,254

Minority Interest in Income, Net of Tax	640	664	3,389	2,907

Net Income	$21,438	$24,042	$128,587	$118,347

Earnings Per Share of Common Stock:

Basic	$0.68	$0.77	$4.10	$3.79

Assuming Dilution	$0.67	$0.71	$3.87	$3.49

Weighted Average Number of Shares Outstanding:

Basic	31,393,295	31,326,459	31,343,330	31,252,145

Assuming Dilution	32,623,311	33,840,176	33,250,689	33,920,886

Regal Beloit Corporation
News Release

CONDENSED BALANCE SHEETS
In Thousands of Dollars

	(Unaudited)
	December 27, 2008	December 29, 2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$65,250	$42,574
Receivables and Other Current Assets	438,140	367,717
Inventories	357,550	318,200
Total Current Assets	860,940	728,491

Net Property, Plant and Equipment	358,372	339,343

Other Noncurrent Assets	803,862	794,413
Total Assets	$2,023,174	$1,862,247

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts Payable	$204,790	$183,215
Other Current Liabilities	230,229	128,705
Long-Term Debt	561,190	558,918
Deferred Income Taxes	72,907	75,055
Other Noncurrent Liabilities	130,124	58,325
Total Liabilities	1,199,240	1,004,218

Shareholders’ Investment	823,934	858,029
Total Liabilities and Shareholders’ Investment	$2,023,174	$1,862,247

SEGMENT INFORMATION
In Thousands of Dollars

	(Unaudited)
	Mechanical Segment				Electrical Segment
	Three Months Ended		Fiscal Year Ended		Three Months Ended		Fiscal Year Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
Net Sales	$55,718	$58,120	$247,607	$243,534	$427,265	$416,562	$1,998,642	$1,558,963
Income from Operations	$10,115	$7,636	$38,899	$36,371	$29,476	$37,663	$191,532	$169,689

Regal Beloit Corporation
News Release

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands of Dollars

	(Unaudited)
	For the Year Ended
	December 27,	December 29,	December 30,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$128,587	$118,347	$109,806
Adjustments to Reconcile Net Income to Net Cash
Provided from Operating Activities:
Depreciation and amortization	61,457	46,619	37,682
Stock-based Compensation	4,580	3,841	3,572
Minority Interest in Earnings of Subsidiaries	3,389	2,907	2,985
Excess Tax Benefits from Stock-based Compensation	(2,463)	(6,712)	(3,949)
Losses (Gains) on Sales of Property, Plant and Equipment	124	564	(1,889)
Changes in Assets and Liabilities, Net of Acquisitions	(41,475)	35,060	(54,659)
Net Cash Provided from Operating Activities	154,199	200,626	93,548

CASH FLOW FROM INVESTING ACTIVITIES:
Additions to Property, Plant and Equipment	(52,209)	(36,628)	(52,545)
Business Acquisitions, Net of Cash Acquired	(49,702)	(337,643)	(10,962)
Sale of Property, Plant and Equipment	2,238	637	20,189
Net Cash Used in Investing Activities	(99,673)	(373,634)	(43,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-Term Debt Proceeds	165,200	250,000	8,500
Net (Payments) Proceeds Short-Term Borrowings	(11,820)	5,000	-
Payments of Long-Term Debt	(324)	(382)	(1,294)
Net (Repayments) Proceeds from Commercial Paper Borrowings	-	(49,000)	24,000
Net Repayments Under Revolving Credit Facility	(162,700)	(14,500)	(69,900)
Proceeds from the Exercise of Stock Options	2,880	2,190	6,942
Excess Tax Benefits from Stock-based Compensation	2,463	6,712	3,949
Financing Fees Paid	(454)	(1,706)	-
Distributions to Minority Partners	(3,044)	(2,741)	(2,538)
Purchases of Treasury Stock	(4,191)	-	-
Dividends Paid to Shareholders	(19,426)	(18,099)	(16,627)
Net Cash Provided from (Used in) Financing Activities	(31,416)	177,474	(46,968)

EFFECT OF EXCHANGE RATE ON CASH:	(434)	1,588	511

Net Increase in Cash and Cash Equivalents	22,676	6,054	3,773
Cash and Cash Equivalents at Beginning of Year	42,574	36,520	32,747
Cash and Cash Equivalents at End of Year	$65,250	$42,574	$36,520